Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BancTrust Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of BancTrust Financial Group, Inc. and subsidiaries of our reports dated March 15, 2007, with respect to (i) the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2006; (ii) management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006; and (iii) the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of BancTrust Financial Group, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for share-based payment and evaluating prior year misstatements effective January 1, 2006 and, effective December 31, 2006, its method of accounting for defined benefit pension plans.

/s/KPMG LLP

Birmingham, Alabama

June 15, 2007